Tuesday, January 17, 2017
FOR IMMEDIATE RELEASE

Washington Federal Announces Increase In Quarterly Earnings

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, National Association, today announced quarterly earnings of $41,246,000 or $0.46 per diluted share for the quarter ended December 31, 2016 compared to $35,098,000 or $0.38 per diluted share for the quarter ended December 31, 2015, an $0.08 or 21% increase. Return on equity for the quarter ended December 31, 2016 was 8.31% compared to 7.14% for the quarter ended December 31, 2015. Return on assets for the quarter ended December 31, 2016 was 1.11% compared to 0.96% for the same quarter in the prior year.
Chairman & CEO Roy M. Whitehead commented, “Washington Federal had a very good quarter, with virtually every measure of performance showing improvement. Results for the quarter reflected a significant decrease in operating expenses since last year as the Company benefited from the system conversion that was completed in November 2015. The Company had record loan originations of over $1.2 billion during the quarter propelled by continued growth in the commercial side of the business. Commercial loans represented 70% of total originations.”
Total assets were $14.9 billion as of December 31, 2016 and September 30, 2016. The Company continued to shift its asset mix from cash and investment securities to loans receivable. Since September 30, 2016, available-for-sale securities decreased $481 million or 25.0%, held-to-maturity securities increased $334 million or 23.6% and cash and cash equivalents decreased $52 million or 11.4%. During that same period net loans receivable increased by $225 million or 2.3%.

Customer deposits increased by $47 million or 0.4% during the quarter and totaled $10.6 billion as of December 31, 2016. Transaction accounts increased by $189 million or 3.1% during the quarter while time deposits decreased $142 million or 3.1%. The mix of customer deposits has continued to shift over the last several years as the Company focuses on growing transaction accounts to lessen sensitivity to rising interest rates. As of December 31, 2016, 58.2% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 95.2% of deposits at December 31, 2016.
Borrowings from the Federal Home Loan Bank remained unchanged for the quarter and totaled $2.1 billion as of December 31, 2016 and September 30, 2016.
Loan originations totaled $1.2 billion for the 1st fiscal quarter 2017, a $278 million or 29% increase over the $963 million of originations in the same quarter one year ago. Partially offsetting strong loan originations were loan repayments of $896 million and an increase in loans in process of $148 million during the quarter. For the same quarter in fiscal 2016 loan repayments totaled $726 million and loans in process increased by $59 million. Commercial loans represented 70% of all loan originations during the quarter with consumer loans accounting for the remaining 30%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low rate environment because of their shorter duration. The weighted average interest rate on loans decreased to 4.23% as of December 31, 2016 from 4.26% at September 30, 2016 as new loans continue to be originated at lower rates. The actual yield earned on loans is greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
While asset quality remained strong, the ratio of non-performing assets to total assets increased to 0.56% as of December 31, 2016 from 0.48% at September 30, 2016. During the quarter ended December 31, 2016, real estate owned decreased by $6 million, or 22%, and non-accrual loans increased by $18 million, or 43.15%. Delinquent loans represented 0.74% of total loans at December 31, 2016 compared to 0.68% at September 30, 2016. The Company realized net-recoveries on loans (as opposed to charge-offs) of $5.3 million for the quarter. The allowance for loan losses and reserve for unfunded commitments totaled $123 million as of December 31, 2016 and was 1.09% of gross loans outstanding, as compared to $117 million or 1.07% of gross loans outstanding at September 30, 2016. The slight increase in the ratio of the total allowance and reserve to gross loans since our fiscal year end reflects the continued shift in the mix of the loan portfolio to include a greater proportion of commercial loans outstanding, which generally require a higher level of reserves.
On November 18, 2016, the Company paid a 14 cent per share cash dividend to common stockholders of record on November 4, 2016. This was the Company’s 135th consecutive quarterly cash dividend. During the quarter, the Company repurchased 757,768 shares of common stock at a weighted average price of $26.90 per share and has authorization to repurchase approximately 4.2 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Tangible common stockholders’ equity per share increased during the quarter by $0.36 or 1.9% to $19.08 and the ratio of tangible common equity to tangible assets remained strong at 11.68% as of December 31, 2016.
Net interest income was $103 million for the quarter, a decrease of $3.7 million or 3.5% from the same quarter in the prior year. The decrease in net interest income was primarily due to the decrease in yield on earning assets, which declined from 3.99% to 3.85%. Specifically, interest income on mortgage-backed securities declined by $4.2 million or 24.7% due to lower yields and lower average balance. Net interest margin decreased to 3.02% in the 1st fiscal quarter of 2017 from 3.18% for same quarter in the prior year. The decrease in net interest income and net interest margin is primarily due to a decline in yield on earning assets as the low rate environment has led to new loan originations having lower yields than the loans that repaid.
The Company did not record any provision for loan losses in the 1st fiscal quarter of 2017 or 2016 as net recoveries were offset by strong growth in the loan portfolio. The total allowance and reserve to gross loans was 1.09% as of December 31, 2016 compared to 1.10% as of December 31, 2015.
Total other income was $11.9 million for the 1st fiscal quarter 2017, an increase of $1.3 million from $10.6 million in the same quarter of the prior year. The increase this quarter was primarily related to $1.0 million gain on sale of investment securities.

Total operating expenses were $54.3 million in the 1st fiscal quarter 2017, a decrease of $10.2 million or 15.8% from the prior year quarter. The 1st fiscal quarter of 2016 included approximately $6.6 million of non-recurring expenses related to the system conversion that occurred in November 2015. Additionally, product delivery costs declined $2.2 million from the prior year quarter and this was largely attributable to the system conversion and related benefits. The Company’s efficiency ratio was 47.2% in the 1st fiscal quarter 2017 and is lower than the 54.9% for the same period one year ago due primarily to the decrease in operating expenses noted above.
Net gain on real estate owned was $0.4 million for 1st fiscal quarter 2017 compared to a net gain of $1.4 million for the same quarter last year. Net gain or loss on real estate owned includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments.
For the quarter ended December 31, 2016, the Company recorded federal and state income tax expense of $19.9 million, which equates to a 32.50% effective tax rate. This compares to an effective tax rate of 33.89% for the fiscal year ended September 30, 2016. The decline in the effective tax rate from the prior year is due primarily to increased investments in bank owned life insurance, low income housing tax credits and tax exempt loans.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 237 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	December 31, 2016	September 30, 2016
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$398,838	$450,368
Available-for-sale securities, at fair value	1,441,935	1,922,894
Held-to-maturity securities, at amortized cost	1,752,010	1,417,599
Loans receivable, net of allowance for loan losses of $118,456 and $113,494	10,136,311	9,910,920
Interest receivable	38,118	37,669
Premises and equipment, net	275,749	281,951
Real estate owned	22,637	29,027
FHLB and FRB stock	117,190	117,205
Bank owned life insurance	209,280	208,123
Intangible assets, including goodwill of $291,503	296,468	296,989
Federal and state income tax assets, net	—	16,047
Other assets	185,118	199,271
	$14,873,654	$14,888,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,194,337	$6,005,592
Time deposit accounts	4,453,238	4,595,260
	10,647,575	10,600,852
FHLB advances	2,080,000	2,080,000
Advance payments by borrowers for taxes and insurance	23,596	42,898
Accrued expenses and other liabilities	122,882	188,582
	12,874,053	12,912,332
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,657,007 and 134,307,818 shares issued; 89,272,268 and 89,680,847 shares outstanding	134,657	134,308
Paid-in capital	1,655,146	1,648,388
Accumulated other comprehensive (loss) income, net of taxes	(2,832)	(11,156)
Treasury stock, at cost; 45,384,739 and 44,626,971 shares	(760,071)	(739,686)
Retained earnings	972,701	943,877
	1,999,601	1,975,731
	$14,873,654	$14,888,063
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$22.40	$22.03
Tangible common stockholders' equity per share	$19.08	$18.72
Stockholders' equity to total assets	13.44%	13.27%
Tangible common stockholders' equity to tangible assets	11.68%	11.51%

Weighted average rates at period end
Loans and mortgage-backed securities	3.84%	3.86%
Combined loans, mortgage-backed securities and investments	3.65	3.58
Customer accounts	0.48	0.50
Borrowings	3.15	3.15
Combined cost of customer accounts and borrowings	0.92	0.93
Net interest spread	2.73	2.65

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2016	2015
	(In thousands, except share data)
INTEREST INCOME
Loans receivable	$114,835	$112,863
Mortgage-backed securities	12,789	16,987
Investment securities and cash equivalents	5,140	5,274
	132,764	135,124
INTEREST EXPENSE
Customer accounts	13,017	12,717
FHLB advances and other borrowings	16,595	15,538
	29,612	28,255
Net interest income	103,152	106,869
Provision (release) for loan losses	—	—
Net interest income after provision (release) for loan losses	103,152	106,869

OTHER INCOME
Gain on sale of investment securities	968	—
Loan fee income	1,334	1,517
Deposit fee income	5,185	5,917
Other Income	4,409	3,201
	11,896	10,635
OTHER EXPENSE
Compensation and benefits	26,994	29,699
Occupancy	8,450	8,592
FDIC insurance premiums	2,839	2,589
Product delivery	3,361	5,523
Information technology	6,451	8,710
Other	6,246	9,396
	54,341	64,509
Gain on real estate owned, net	398	1,420
Income before income taxes	61,105	54,415
Income tax provision	19,859	19,317
NET INCOME	$41,246	$35,098

PER SHARE DATA
Basic earnings per share	$0.46	$0.38
Diluted earnings per share	0.46	0.38
Cash dividends per share	0.14	0.13
Basic weighted average number of shares outstanding	89,310,958	92,986,358
Diluted weighted average number of shares outstanding	89,731,024	93,577,837

PERFORMANCE RATIOS
Return on average assets	1.11%	0.96%
Return on average common equity	8.31	7.14
Net interest margin	3.02	3.18
Efficiency ratio	47.23	54.90